Code of Ethics: First Affirmative Employees

The purpose of this agreement is to outline the responsibilities of any and all employees of First Affirmative Financial Network, LLC (First Affirmative). These responsibilities apply not only to client accounts and client information but also to the AdvisorShares GlobalEcho Fund (Fund), a Securities Act of 1940 fund which First Affirmative sub-advises.

On an annual basis, each First Affirmative employee is required to review and certify his/her understanding of the information below as well as the attachments referenced herein and the policies currently in force as discussed and disclosed below.

Code of Ethics . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Fundamental Beliefs

At First Affirmative, we believe that every person has a core set of values that govern his or her actions. For the most part, the beliefs and central values we share far outnumber those about which we differ. Fair-minded people respect and tolerate the values of others, even when they differ from their own.

Given an alternative, many thoughtful people choose not to profit from behavior in others that they find unacceptable in themselves. We believe that it is both prudent and proper to reflect personal values in financial decisions. Consciously bringing personal values and financial decision-making into alignment is a powerful way to influence others and to encourage behavior that enhances the quality of life for all.

Ethical Ideals

First Affirmative and its IARs embrace the highest ethical standards, including:

•	Public Good: We actively promote the direct relationship between financial decision-making and the public good. The interests of our clients are paramount.

•	Respect: We nurture and maintain a culture of respect in all we do.

•	Commitment to Quality: We seek to provide the highest quality investment choices, social research, and specialized assistance available.

•	Integrity: We operate in a fiscally and socially responsible manner, proactively promoting ethical behavior among professional peers and within their wider communities.

All information herein contained is enforceable. Failure to comply with the firm’s Code of Ethics may result in disciplinary action, including but not limited to termination of registration or employment.

5475 Mark Dabling Boulevard, Suite 108, Colorado Springs, Colorado 80918 | 800.422.7284 toll free | 719.636.1943 fax | www.firstaffirmative.com

2503 Walnut Street, Suite 201, Boulder, Colorado 80302 | 877.540.4933 toll free | 720.221.0470 fax | www.firstaffirmative.com

First Affirmative Financial Network, LLC is an independent Registered Investment Advisor (SEC File#801-56587)

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First Affirmative Code of Ethics for Employees 20121017

General Principles

1.	It is the duty of each employee and officer of First Affirmative Financial Network, LLC, to place the investment interests of clients and the Fund before the investment interests of themselves.

2.	Certain employees and officers of First Affirmative accept that they act in a fiduciary capacity when advising or managing client assets or those of the Fund.

3.	Employees and officers of First Affirmative agree to conduct their personal securities transactions in such a manner as to be consistent with this code of ethics and to avoid any actual or potential conflict of interest or any abuse of their position of trust and responsibility. Guidelines, restrictions and requirements for personal securities transactions are contained herein.

4.	Employees and officers of First Affirmative agree that in keeping with this code of ethics they will not take inappropriate advantage of their positions.

5.	Employees and officers of First Affirmative agree that in keeping with this code of ethics and First Affirmative’s Privacy Policy (see the ADV Brochure provided under separate cover) all information concerning the identity of security holdings and financial circumstances of clients and the Fund is strictly confidential. Guidelines, restrictions and requirements regarding non-public information are contained in First Affirmative’s Written Supervisory Procedures Manual (provided under separate cover).

6.	Employees and officers of First Affirmative agree to comply with all applicable Federal securities laws.

7.	Employees and officers of First Affirmative agree to ensure that their social media presence does not in any way reflect poorly on First Affirmative.

These general principles govern all conduct by employees and officers of First Affirmative regardless of more specific standards and procedures that may or may not be set forth below, in First Affirmative’s Written Supervisory Manual (provided under separate cover) or other documents.

Topics Addressed in the Code

1.	Fiduciary Duty

2.	Compliance with Laws and Regulations

3.	Conflicts of Interest

4.	Insider Trading

5.	Personal Securities Transactions

6.	Gifts and Benefits

7.	Political and Charitable Contributions

8.	Confidentiality

9.	Service on a Board of Directors

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First Affirmative Code of Ethics for Employees 20121017

10.	Fiduciary Appointments

11.	Management of the AdvisorShares GlobalEcho Fund (Fund)

12.	Prohibited Trading Practices

13.	Trading Activity for the Fund

14.	Personal Securities Transactions Procedures and Reporting

15.	Reporting Requirements

16.	Certification of Compliance

17.	Recordkeeping

18.	Form ADV Disclosure

19.	Training and Education

20.	Annual Review

21.	Disciplinary Schedule

22.	Reporting Violations

23.	Sanctions

Fiduciary Duty

First Affirmative employees have an affirmative duty of care, loyalty, honesty, fair dealing and good faith to act in the best interests of its clients and to the Fund shareholders. First Affirmative and employees must also avoid or disclose any conflicts of interest.

Compliance with Laws and Regulations

Complete guidelines for personal securities trading are available to employees of First Affirmative in First Affirmative’s Written Supervisory Manual (provided under separate cover).

1.	To defraud such client or the Fund in any manner;

2.	To mislead such client or the Fund, including making a statement that omits material facts;

3.	To engage in any act, practice or course of conduct which operates or would operate as a fraud of deceit upon such client or the Fund;

4.	To engage in any manipulative practice with respect to securities, including price manipulation.

5.	No First Affirmative employee or any person acting under such person’s direction may directly or indirectly take any action to coerce, manipulate, mislead, or fraudulently influence the Chief Compliance Officer and/or Investment Committee of the Fund in the performance of his or her duties under Rule 38(a)1.

6.	It is unlawful for any employee of First Affirmative in connection with a purchase or sale, directly or indirectly, to employ any device, scheme or artifice to defraud the Fund; to make an untrue statement of a material fact or omit a material fact or to make statements that are misleading about the Fund; to engage in any act that would operate as a fraud or deceit on the Fund; or to engage in any manipulative practice with respect to the Fund.

Complete guidelines for protecting non-public client information are available to employees of First Affirmative in the Written Supervisory Manual (provided under separate cover). This code specifically notes that employees of First Affirmative are not permitted to violate First Affirmative’s stated Privacy Policy (see ADV Brochure provided under separate cover).

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First Affirmative Code of Ethics for Employees 20121017

Conflicts of Interest

Having acknowledged their fiduciary duty, First Affirmative and its employees agree to comply with this duty by trying to avoid conflicts of interest or the appearance of a conflict and by fully disclosing all material facts concerning any conflict that does arise with respect to any client or the Fund. Specific areas of concern that must be avoided are:

1.	Favoritism of one client or the Fund over another client or the Fund based upon size of the account, type of compensation, personal holdings of the employees or their close friends or relatives.

2.	Front running a client or Fund trade for personal profit.

3.	Personal interest or beneficial ownership, business or personal relationship, or other material interest in a specific issuer or its affiliates which could create a conflict of interest must be disclosed to the Chief Compliance Officer (CCO) or if such a case existed for the CCO, disclosed to the Chief Executive Officer (CEO). Upon such disclosure the CCO or CEO will determine if interest or ownership constitutes a material conflict and may require that the employee not participate in any decision-making process regarding the securities of said issuer.

If a research analyst has a material interest in an issuer First Affirmative may assign a different analyst to cover that specific issuer.

4.	Knowingly or unknowingly selling to or purchasing any security from a client. This does not apply to buying or selling shares of the Fund, further guidance for which is contained herein.

5.	Determining the appropriate investment vehicle for any client based upon the percentage payout to First Affirmative and not on the suitability of the investment vehicle for the client or the Fund.

Insider Trading

Employees of First Affirmative are prohibited from trading either personally or on behalf of others while in possession of material, non-public information. Nor can material non-public information be communicated to others. Complete guidelines for prevention of trading using inside information are contained in First Affirmative’s Written Supervisory Procedures Manual (provided under separate cover). With regard to the Fund the following are specifically restricted from discussing material non-public information: Chief Executive Officer, Chief Compliance Officer, Chief Investment Officer, Manager of Managed Account Services, President and Controller.

Penalties for violation of insider trading laws include but may not be limited to civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided; criminal fines, and jail sentences.

The prohibition on insider trading and potential sanctions apply to all employees and officers as well especially as regards the Fund.

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First Affirmative Code of Ethics for Employees 20121017

The Chief Executive Officer, Chief Compliance Officer, Chief Investment Officer, Manager of Managed Account Services, President and Controller of First Affirmative who have clients that are publicly traded companies or insiders at public companies or serve on boards of publicly traded companies must transfer the client to another advisor due to their designation as an insider to the Fund.

Please note that the SEC considers an adviser’s securities recommendations and client securities holdings and transactions as material non-public information. This includes securities holdings and transactions in the Fund.

Prior to retaining an investment consultant directly or through an expert networking firm First Affirmative will obtain written certification from the consultant that includes:

1.	Disclosure of all confidentiality restrictions that the consultant has or reasonably expects to have that are relevant to the potential consultation;

2.	An affirmative statement that the consultant will not provide any confidential information to First Affirmative;

3.	A statement that the information contained in the certification is accurate as of the date of the initial, and any subsequent consultation(s); and,

4.	Must be dated and signed by the consultant.

Personal Securities Transactions

All IARs and employees of First Affirmative must comply with the firm’s policies and procedures regarding personal securities transactions. Complete guidelines for personal securities transactions are contained in First Affirmative’s Written Supervisory Procedures Manual (provided to IARs and employees under separate cover).

Specific areas of concern that must be avoided are:

1.	Initial Public Offerings (IPOs): First Affirmative does not allow the purchase or recommendation of Initial Public Offerings to clients. Because investment or recommendation of investment in IPOs is prohibited, there is no pre-clearance requirement.

2.	Private Placements: First Affirmative allows the use of private placements under the following guidelines: First Affirmative requires prior approval for solicitation of private placements. This prior approval will consist of two phases. One is approval of the private placement itself. Second, we will pre-approve any solicitation of a private placement. Thus each IAR will need to identify, prior to solicitation, the client they wish to show the private placement to, to include suitability information. Such suitability information would include information on the client’s income, net worth, investment net worth, investment experience and sophistication and the amount of the proposed investment.

3.	Short-Term Trading: First Affirmative does not prohibit short-term trading by employees. However, no trading strategy employed by the firm should in any way be detrimental to or not in the best interest of the client.

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First Affirmative Code of Ethics for Employees 20121017

4.	Portfolio Pumping: First Affirmative prohibits the buying of stocks at the end of a quarter or year inside the Fund to give the Fund’s performance a one-day boost. This practice inflates the Fund’s performance results. Portfolio Pumping may be especially detrimental to 401(k) and other retirement plan participants as they frequently buy shares at the end of the quarter.

5.	Window Dressing: First Affirmative prohibits adding high-performing stocks and removing low-performing stocks in Fund just before the Fund makes their portfolio holdings public in an effort to look as if they chose only winners and avoided losers during the reporting period.

6.	Dumping/Cherry Picking: First Affirmative prohibits purchases or sales of securities where an investment manager with discretion on both sides of a transaction utilizes cross-trading to transfer particular securities from less favored accounts to promote the interests of more favored accounts. First Affirmative does not have affiliated brokers. First Affirmative will not trade with any affiliated brokers of the Fund.

7.	Underwriting or Selling Syndicate: First Affirmative prohibits the acquisition of securities during the existence of an underwriting or selling syndicate.

8.	Securities Related Businesses: First Affirmative prohibits the purchase of a security issued by any person that, in its most recent fiscal year, derived 15 percent or less of its gross revenue from securities related activities where the acquiring company would control such person after the acquisition.

9.	Leveraged Transactions: In order to avoid the creation of “senior securities” First Affirmative requires that in short selling and similar investment techniques a mutual fund must “cover” a “leveraged transaction.” Cash or liquid securities must be earmarked or segregated in a value equal to the value of the leveraged transaction or the fund must enter into an economically offsetting investment. Proper record-keeping and asset valuation will need to be reviewed daily in order to account for any increase or decrease in the value of the leveraged transaction.

Gifts and Benefits (Third-Party Benefit)

A conflict of interest occurs when the personal interests of an employee interfere or could potentially interfere with their responsibilities to the firm, its clients or the Fund. The overriding principle is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other third party benefits of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the employee.

1.	The above conflict of interest could occur if a gift or any other third party benefit were accepted by an employee or a member of their family as defined by the reporting rules to include: Self, Partner/Spouse, Children, Parents and Siblings.

2.	A gift or third party benefit can be in the form of cash, service, gift, merchandise, meal, event ticket, trip, lodging or outing.

3.	For a gift or third party benefit to be considered material it must be over $100.00.

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First Affirmative Code of Ethics for Employees 20121017

4.	A gift or third party benefit is considered occasional if such a gift or third party benefit occurs no more frequently than once a year.

The general principle applies in addition to the more specific guidelines set forth below.

1.	Employees cannot solicit third party benefits as defined above.

2.	Employees cannot accept a third party benefit if the source of the gift is unidentified.

3.	Third party benefits cannot be linked to business placement.

4.	All material third party benefits must be approved in writing, in advance by First Affirmative’s CCO or CEO.

5.	All material third party benefits must be disclosed in writing to clients unless the client is present when the benefit is given.

6.	IARs and employees must keep a log of all material third party benefits received. The log need not include benefits that are categorized as occasional.

7.	Reimbursement of travel expenses for due diligence visits is considered a material benefit. This would include trips such as The SRI Conference Incentive. However, because this conference is annual, it is considered occasional and need not be recorded or approved in advance. If an employee is registered with a Broker/Dealer or Registered Investment Advisor other than First Affirmative they must obtain permission from that entity before accepting the incentive.

8.	Reimbursement for reasonable costs incurred for training or educational meetings is acceptable if approved in writing in advance by First Affirmative’s CCO or CEO and the training or educational meeting provides relevant content for the attendee.

9.	Conferences and industry-wide events reimbursement need not be disclosed unless attendance is limited to certain individuals or is not open to all conference attendees.

Political or Charitable Contributions

It is First Affirmative’s policy to permit the Firm and its Employees to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

First Affirmative recognizes that it is never appropriate to make or solicit political contributions or charitable contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, First Affirmative’s policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment advisor.

First Affirmative’s practice is to restrict, monitor and require prior approval of any political contributions to government officials. The Firm also maintains appropriate records for all political contributions made by the Firm and its Employees that exceed the rule’s de minimis amount of an aggregate of $350 per election to an elected official or candidate for whom the Employee or Firm management is allowed to vote. The Firm and/or Employee may also contribute up to $150 per election for an elected official or candidate for whom they are not entitled to vote (such as an out-of-state candidate.) Primary and general elections are considered separate elections under the rules.

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First Affirmative Code of Ethics for Employees 20121017

If either of the above de minimis amounts are exceeded a two year time-out period on compensation is triggered. In that time the Firm or the Employee is prohibited from receiving compensation for providing investment advisory services to a government entity, incumbent, candidate, or successful candidate for a public office that is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment advisor.

When hiring a new Employee First Affirmative’s policy is to “look-back” at political contributions through the date the law became effective or two years whichever is longer. If a qualifying contribution occurred the two year time-out period is triggered and will be observed.

This policy also prohibits the Firm and its Employees from paying third parties to solicit government clients. These third parties include consultants, attorneys, family members, friends or affiliated companies through whom the Firm or the Employee could funnel political contributions.

The policy also prohibits the Firm and its Employees from doing anything indirectly which, if done directly, would violate the rule.

Confidentiality

As discussed in First Affirmative’s Written Supervisory Manual (provided under separate cover) and in our published Privacy Policy (see ADV Brochure provided under separate cover), confidentiality of client information is of utmost importance. Employees of First Affirmative are governed by those documents as well as this code of ethics. Some specific items regarding confidentiality are discussed below:

1.	First Affirmative must keep all information about clients (including former clients) and the Fund in strict confidence, including the client’s identity (unless the client consents, preferably in writing), financial circumstances, security holdings, and the advice furnished to the client by the firm.

2.	Employees, as part of and in addition to insider trading procedures, are prohibited from disclosing to persons outside the firm any material non-public information about any client or the Fund, the securities investments made by the firm on behalf of a client or Fund, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client, the Fund or for other legitimate business purposes.

3.	Physical Security of material non-public information is described in detail in the firm’s Business Continuity Plan as summary of which is contained in the ADV Brochure, in the firm’s Written Information Security Program (WISP) and in the firm’s Written Supervisory Procedures Manual (all provided under separate cover).

Service on a Board of Directors

It is First Affirmative’s current policy to not allow its employees to serve on the Board of Directors of a publicly traded company or a creditors committee. Any employee wishing to obtain such a seat or position is welcome to discuss the guidelines and possible restrictions with the Chief Compliance Officer or the Chief Executive Officer and exceptions to this policy may be entertained at that time. It is unlikely that an exception will be made for any of the investment committee members and meeting attendees or the Chief Compliance Officer.

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First Affirmative Code of Ethics for Employees 20121017

Employees would need to disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

Fiduciary Appointments

It is First Affirmative’s policy that employees cannot accept the position of executor, trustee, or power of attorney for any client account other than with respect to a family member.

Employees would need to disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

Management of the AdvisorShares GlobalEcho Fund (Fund)

First Affirmative serves as a sub-advisor to the AdvisorShares Global Echo ETF (symbol: GIVE). This Fund is designed for investors who seek a long-term investment with exposure to sustainable investment themes and who desire added diversification across multiple asset classes and strategies.

The Fund pursues absolute returns over a full market cycle by allocating assets among several sub-advisors who employ a range of specialized investment strategies. As Allocation Manager, First Affirmative has primary responsibility for allocating Fund assets in a manner that attempts to diversify the Fund’s portfolio across multiple strategies and investment styles that are believed to be complementary and, when combined, can produce enhanced risk-adjusted returns.

In addition to its role as Allocation Manager, First Affirmative serves as a “sleeve manager” and has responsibility for managing a portion of the assets of the Fund utilizing a tactical strategy that is characterized by active trading of both long and inverse ETFs. The tactical strategy is designed to increase the fund’s overall exposure to equities during periods of rising stock prices and to reduce the fund’s overall effective exposure to equities during periods of declining stock prices.

First Affirmative is compensated based on the total assets of the Fund, and thus has an incentive to ensure that the Fund as a whole performs well. This overarching objective guards against First Affirmative over-allocating Fund assets to its own SRI Long-Short Strategy, which is a potential conflict of interest. In addition, AdvisorShares, as the Advisor, carefully monitors the asset allocation and portfolio management of the Fund to ensure that such conflicts of interest do not adversely affect the management of the Fund.

Only Investment Committee Members, which includes the Chief Executive Officer, the Chief Investment Officer and the Vice President of Managed Account Services, and the Company President, the Controller, the Management Information Specialist and the Chief Compliance Officer (Access Persons) will have access to the trading plans for the Fund. This includes strategic planning as well as specific investments. These individuals must keep all information regarding these trades private as this information should be considered insider information and therefore falls without the insider trading guidelines in this Code of Ethics. In this way we have created an “Ethical Wall” to ensure compliance with our Policies & Procedures.

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First Affirmative Code of Ethics for Employees 20121017

Any trading in shares of the Fund by the individuals mentioned above must be pre-cleared by the Chief Compliance Officer. The Chief Compliance Officer’s trades must be pre-cleared by the Chief Executive Officer. A restricted list must be created for the Chief Compliance Officer in order to pre-clear any trades. This list must be kept strictly confidential and can only be stored on the local hard drive of any person’s computer.

First Affirmative Investment Committee members do not have access to trading strategies or investment lists of the other funds and therefore need not keep a restricted list from those sources.

First Affirmative is strictly prohibited from disclosing holdings in the portfolio unless they disclose all of the holdings in the portfolio. No “selective disclosure” is allowed.

For the Fund, First Affirmative purchases only exchange-traded funds (ETF). As such, the internal holdings of the funds are priced at the ETF level.

First Affirmative is not involved in dealings the Fund may have with counterparties.

First Affirmative is not a manager to a money fund and is not currently governed under 2a-7.

First Affirmative does not hold any hedge fund assets in client accounts except those that might have been transferred in by or purchased by the client.

First Affirmative will not allocate trades between client accounts at Schwab or Folio and those of the Fund.

First Affirmative does not allow the purchase or sale of Initial Public Offerings, IPOs.

First Affirmative does not allow block or bunched trades.

Every quarter First Affirmative runs a report to determine if we have over $100,000,000 13F Securities under discretionary management. Were we to have such Securities under management we would file Form 13F within 45 days of the end of the calendar year or the calendar quarter in which this report was generated. The complete 13F Securities list can be found, updated quarterly, at www.sec.gov/divisions/investment/13f.htm. In abbreviated terms 13F Securities generally include equity securities that trade on an exchange (including the NASDAQ National Market System), certain equity options and warrants, shares of closed-end investment companies, and certain convertible debt securities.

First Affirmative’s proprietary accounts, partially to avoid any conflicts of interest with client investments, are held in cash and are not invested. As such the possibility that First Affirmative could acquire beneficial ownership exceeding 5% of a class of an issuer’s registered equity securities is slim. It is possible for this to occur through other means than trading and therefore First Affirmative would, if the above occurs, file Form 13G with 45 days of the end of the calendar year in which we acquired such ownership.

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First Affirmative Code of Ethics for Employees 20121017

No officer, director or employee of First Affirmative or any person acting under such person’s direction may directly or indirectly take any action to coerce, manipulate, mislead, or fraudulently influence the Fund’s Chief Compliance Officer in the performance of his or her duties under Rule 38(a)1.

It is unlawful for any affiliated person of First Affirmative in connection with a purchase or sale, directly or indirectly, to employ any device, scheme or artifice to defraud the Fund; to make an untrue statement of a material fact or omit a material fact or to make statements that are misleading; to engage in any act that would operate as a fraud or deceit on the Fund; or to engage in any manipulative practice with respect to the Fund.

Prohibited Trading Practices

Portfolio Pumping: Funds buying stocks that they already hold at the end of the quarter or year to give their funds’ performance a one-day boost. This practice inflates the fund’s performance results. Portfolio Pumping may be especially detrimental to 401(k) and other retirement plan participants as they frequently buy shares at the end of each quarter.

Window Dressing: Funds adding high-performing stocks and removing low-performing stocks just before the funds make their portfolio holdings public in an effort to look as if they chose only winners and avoided losers during the reporting period.

Dumping/Cherry-Picking: Purchases or sales between registered investment companies or separate series of registered investment companies, which are affiliated persons, or affiliated persons of affiliated persons, or each other, between separate series of a registered investment company, or between a registered investment company or a separate series of a registered investment company and a person which is an affiliated person of such registered investment company (or affiliated person of such person) solely by reason of having a common investment advisor or investment advisors which are affiliated persons of each other, common directors, and/or common officers.

Underwriting or Selling Syndicate: First Affirmative does not allow for the acquisition of securities during the existence of an underwriting or selling syndicate.

Securities Related Businesses: The purchase of a security issued by any person that, in its most recent fiscal year, derived 15 percent or less of its gross revenues from securities related activities where the acquiring company would control such person after the acquisition. First Affirmative does not allow these purchases.

Leveraged Transactions: In order to avoid the creation of “senior securities” First Affirmative requires that in short selling and similar investment techniques a mutual fund must “cover” a “leveraged transaction.” Cash or liquid securities must be earmarked or segregated in a value equal to the value of the leveraged transaction or the fund must enter into an economically offsetting investment. Proper record-keeping and asset valuation will need to be reviewed daily in order to account for any increase or decrease in the value of the leveraged transaction.

Scalping: Also known as the short squeeze involves the purchasing of the float and more of an outstanding security in order to force short interest holders to buy from the purchaser usually at a steep premium. This practice is prohibited by First Affirmative.

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First Affirmative Code of Ethics for Employees 20121017

Style Drift: Generally, a portfolio manager’s ability to manage and commitment to managing a fund’s assets in accordance with the stated investment style over the course of several years is a positive investment quality. For obvious reasons, consistency in this area is preferable to “style drift.”

Trading Activities for the Fund

First Affirmative does not have affiliated brokers. First Affirmative will not trade with any affiliated brokers of the Fund.

In order to achieve “best execution” for the fund the following procedure will be followed:

If First Affirmative were to receive instructions to place a trade with a specific broker, directed brokerage, we would do so. First Affirmative’s lead trader will notify the Fund that as the Client they must understand that by selecting the Directed Broker and negotiating commission rates with the Directed Broker, First Affirmative will have no responsibility for negotiating commission rates for the Account. Also, as a result of selecting the Directed Broker, there may be differences between the commissions paid by the Fund and commissions that First Affirmative may have been able to find in the open market.

Any soft dollar arrangements would be between the Fund and service providers to the Fund. First Affirmative does not share or participate in a soft dollar arrangement, including those surrounding the Fund.

The custodian for the Fund is Bank of New York Mellon Corporation, 101 Barclay Street, New York, NY 10286. Please see the description of our best execution procedures which also outline our use of stepped-out trades.

First Affirmative also manages tactical Folios on the FOLIOfn platform. Both the GIVE Fund sleeve and the tactical Folios are managed using ETFs. In order to allocate without showing preference to either the Folio and its clients or the Fund, sleeve trades will be placed on an alternating basis—days in which trades are placed first in the GIVE sleeve and second in the Folios will alternate with days in which the opposite sequence is employed.

Compliance Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Personal Securities Transaction Procedures and Reporting

All Employees must comply with the personal securities transaction procedures. Information regarding the above is contained in First Affirmative’s Written Supervisory Procedures Manual (provided under separate cover).

For purposes of this code of ethics, personal securities transaction sheets are due from each employee no later than 10 days after the end of the quarter. This transaction sheet must include information on accounts for which the employee has a beneficial interest.

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First Affirmative Code of Ethics for Employees 20121017

Reporting Requirements

Employees must comply with reporting requirements. Information regarding the above is contained in First Affirmative’s Written Supervisory Procedures Manual (provided under separate cover).

For purposes of this code of ethics employees are required to submit to the Chief Compliance Officer a report listing all of their accounts and the holdings within those accounts within 10 days of becoming an employee and on an annual basis thereafter. The information provided in this report must be current as of a date no more than 45 days before the report is submitted.

First Affirmative’s current policies require that accounts for which employees have a beneficial interest must be moved to either Charles Schwab & Co. or FOLIOfn. If the account is restricted from moving due to another governing entity, First Affirmative’s Chief Compliance Officer must be provided with access to the account via a website or must be provided with automatic copies of all confirmations and statements for the employees via e-mail by the custodian.

Certification of Compliance

All employees will need to certify that they have received a copy of this code of ethics, they have read and understand all provisions of the code; and agree to comply with the terms of the code. Rule 204-2(a)(12).

In the future, when this code is amended First Affirmative will supply copies of the amendment, with the changes highlighted in some way for ease of location, to the employee and again request certification of receipt, understanding of the provisions and agreement to comply with the terms of the code and the amendment to the code.

All employees will be required to annually certify that they have read, understood and complied with the code of ethics. This certification will also include a requirement to certify that all employees have made any and all reports required by the code and that they have not engaged in any prohibited conduct. If any employee is unable to make the above representation, First Affirmative requires that the person self-report any code violations.

Recordkeeping

Recordkeeping requirements for this Code of Ethics are outlined in First Affirmative’s Written Supervisory Procedures Manual (provided under separate cover). To clarify, the following records will be retained in a readily accessible place:

1.	A copy of each code that has been in effect at any time during the past five (5) years.

2.	A record of any violation of the code and any action taken as a result of such violation for five (5) years from the end of the fiscal year in which the violation occurred. Rule 204-2(a)(12).

3.	A record of all written acknowledgements of receipt of the code and amendments for each IAR who is currently, or within the past five (5) years was an IAR . Records for IARs who are no longer associated with First Affirmative will be retained for five (5) years after they cease to be associated.

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4.	A list of names of IARs who are either currently or within the past five (5) years, have been IARs. Rule 204-2(a)(13).

5.	A record of any decision and supporting reasons for any decisions that grant employees a waiver from or exception to the code.

Form ADV Disclosure

A description of this Code of Ethics will be disclosed in the ADV Brochure that is distributed to clients at the initial meeting. First Affirmative also offers the ADV Brochure to clients on a quarterly basis and will supply them with this brochure upon request. Rule 204-2.

Administration and Enforcement of the Code . . . . . . . . . . . . . . . . . . . . . . . . .

Training and Education

The Chief Compliance Officer of First Affirmative will be responsible for training and educating IARs and employees regarding the Code of Ethics. This training may be delegated to either the Chief Executive Officer or the Chief Investment Officer as appropriate. Training regarding this code will occur periodically and all IARs and employees may be required to attend training sessions or read applicable materials.

Annual Review

The Chief Compliance Officer of First Affirmative will review the code at least annually to ensure the adequacy and effectiveness of the code and its implementation as required by Investment Advisers Act rule 206(4)-7.

The Chief Compliance Officer of First Affirmative will share the finding of each review with the other managing members.

Disciplinary Schedule

IARs found to be in substantial noncompliance with these policies will be subject to:

1.	Telephone Call or Email Response

2.	Hard-copy letter sent through US Post

3.	Hard-copy letter through US Post with a follow-up conference call

4.	Termination

Reporting Violations (Whistleblowing)

All employees are required to report suspected or actual violations of the firm’s code of ethics or any occurrence(s) of illegal, unethical or inappropriate events (behaviors or practices) without retribution. These reports must be made promptly to the Chief Compliance Officer.

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1.	Confidentiality: All reports of code violations will be treated confidentially to the extent permitted by law. All reports of code violations will be investigated promptly and appropriately. Reports of code violations may not be submitted anonymously as follow-up questions may be required.

2.	Alternate Designee: In cases where the Chief Compliance Officer or Chief Executive Officer is involved in the violation, the violation should be reported to the President.

3.	Types of Reporting: Code violations that require reporting are:

•	Noncompliance with applicable laws, rules and regulations

•	Fraud or illegal acts involving any aspect of the firm’s business

•	Material misstatements in regulatory filings; internal books and records; clients records or reports; activity that is harmful to clients; and deviations from required controls and procedures that safeguard clients and the firm. An individual that makes a report that is not done in good faith is subject to discipline, including termination or other means to protect the reputation of the organization, its managing members and staff.

•	Crimes against person or property, such as assault, rape, burglary, etc., should immediately be reported to local law enforcement personnel.

4.	Advice of Counsel: Employees are encouraged to seek advice from legal sources with respect to any action or transaction which may violate the code and to refrain from any action or transaction which might lead to the appearance of a violation.

5.	Apparent Violations: Employees must report “apparent” or “suspected” violations in addition to actual or known violations committed by themselves or others to the Chief Compliance Officer. The following tree should be utilized if violations involve managing members.

Violator:	Report to:
CCO	CEO
CEO	CCO
CIO	CCO
President	CCO
CCO, CEO	President
CCO, CEO, President	CIO

The individual taking the report must promptly act to investigate and/or resolve the issue. The reporting individual shall receive a report within 5 business days of the initial report regarding the investigation, disposition or resolution of the issue. If the investigation of a report, that was done in good faith and investigated by internal personnel, is not to the reporting individual’s satisfaction, then he/she has the right to report the event to the appropriate legal or investigative agency.

6.	Retaliation: Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the code. The individual will be subject to discipline, including termination.

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Sanctions

Employees should be aware that any violation of the code may result in any disciplinary action that the managing members deem appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion or termination of association or employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

Further Information Regarding the Code

To obtain further information about this code please contact the Chief Compliance Officer or the Chief Executive Officer.